Exhibit 99.1

W. P. Carey & Co. Announces the Passing of Its Founder and Chairman Wm. Polk Carey

NEW YORK, NY – (Marketwire – Jan 2, 2012) – W. P. Carey & Co.’s Board of Directors sadly announces that company founder and Chairman Wm. Polk Carey died earlier today.

Mr. Carey, who was 81 years old, died of natural causes at Good Samaritan Medical Center in West Palm Beach, Florida. He was surrounded by family and friends, who had traveled to be with him.

Company Chief Executive Officer Trevor P. Bond stated, “Bill Carey was more than our founder and Chairman – he was the cultural leader of our company. All of us at W. P. Carey & Co. are mourning his loss. At the same time, we know that the best way for us to honor Bill is to continue to deliver outstanding results to our investors. It is up to us, as members of the team he put into place, to continue his life’s work and to ensure that the standards of excellence he established at W. P. Carey & Co. remain intact.”

Mr. Bond continued, “Bill was unwavering in his devotion to our shareholders, and he was especially proud that we have been able to provide increasing income to them, while providing our tenant companies with the capital that allowed them to grow their business and prosper. He felt deep gratitude toward our employees for enabling the firm to deliver such consistently outstanding results in good times and bad.”

Bill Carey was a pioneer in the field of corporate finance for nearly 60 years. Under his leadership, W. P. Carey & Co. LLC provided hundreds of companies the capital they required to thrive and prosper. He was largely responsible for development of the sale-leaseback investment strategy for commercial real estate, and his firm remains a global leader in the industry.

In 1988, Mr. Carey established the W. P. Carey Foundation, which supports educational opportunities for young people through significant endowments presented to Arizona State University, Johns Hopkins University and the University of Maryland, as well as contributions to many other fine educational institutions. His brother, Francis J. Carey, said, “Bill was not only an insightful businessman but a wonderful brother and a good citizen. He always felt grateful that he was raised in a family committed to public service – and he worked passionately to uphold that tradition.” Mr. Carey was a direct descendent of President James K. Polk.

Photos and further information are available at http://www.wpcarey.com.

W. P. Carey & Co. LLC W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that provides long-term sale leaseback and build to suit financing for companies worldwide and manages a global investment portfolio of approximately $11.8 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, with approximately 284 long-term corporate tenants spanning 28 industries and 18 countries. http://www.wpcarey.com